Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 1st of December, 2016 (the “Start Date”), by and between David Jin (the “Executive”) and Avalon GloboCare Corp., a Delaware corporation, currently headquartered at 83 South Street, Suite 101, Freehold, New Jersey 07728 (the “Company”).

WITNESSETH:

WHEREAS, the Company is a healthcare company focused on providing outsourced, customized international healthcare services to the rapidly changing health care industry primarily focused in the Peoples Republic of China and also pursuing the provision of these services in the United States as well as certain strategic partnerships and property ownership and management (the “Business”); and

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth in the Agreement;

NOW, THEREFORE, in consideration of the foregoing, Executive’s employment by the Company as provided herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Employment.

(A)    The Company employs Executive, and Executive accepts employment with the Company, as the Company’s Chief Executive Officer and President, upon the terms and conditions set forth in the Agreement. Executive shall report to the Board of Directors. As more fully set forth below, Executive shall (1) devote all of his working time, attention, and energy, using his best efforts, to perform his duties and provide his services under the Agreement; (2) faithfully and competently serve and further the interests of the Company in every lawful way, giving honest, diligent, loyal, and cooperative service to the Company; (3) discharge all such duties and perform all such services as aforesaid in a timely manner; and (4) comply with all lawful policies which from time to time may be in effect at the Company or that the Company adopts.

(B)    Except for business travel by the Executive that may from time to time be necessary or advisable on behalf of the Company, the Executive will provide his services in Freehold, New Jersey and at the Company's offices in China.

2.    Conflicts of Interest. Executive represents, warrants and agrees that he is not presently engaged in, nor shall he during the term of his employment with the Company enter into, any employment or agency relationship or agreement with any third party whose interests would be reasonably expected to conflict with those of the Company. Executive further represents, warrants and agrees that he does not presently, nor shall he, during the term of his employment with the Company, possess any significant interest, directly or indirectly, including through Executive’s family or through businesses, organizations, trusts, or other entities owned or controlled by Executive, in any third party whose interests would be reasonably expected to conflict with those of the Company. Executive will not engage in any other employment, consulting, or other business activity in conflict with the Company without the prior written consent of the Board of Directors, but Executive may, with written notice to the Board of Directors, (i) serve on the boards of directors of, or in an advisory capacity to charitable organizations and not-for-profit corporations, (ii) serve on the boards of directors of companies which Executive currently serves on as of the date of this Agreement and (iii) may pursue passive investments, provided that such activities do not unreasonably interfere with Executive’s duties and responsibilities to the Company or create an actual or apparent conflict of interest with the Company. Without limiting the generality of the foregoing, Executive also represents, warrants, and agrees that:

(A)    he is not subject to any agreement, including any confidentiality, non-competition or non-solicitation agreement, invention assignment agreement, or other restrictive agreement or covenant, whether oral or written, that would in any way restrict or prohibit his ability to enter into and execute the Agreement, perform his duties and responsibilities and provide his services under the Agreement, or abide by policies of the Company;

(B)    he has respected and at all times in the future will continue to respect the rights of his previous employers in trade secret and confidential information;

(C)    he has left with his previous employers all confidential documents, computer software programs, computer disks, client lists, CD’s, DVD’s, USB devices, and any other materials that are proprietary to his previous employers, has not taken copies of any such materials, and will not remove or cause to be removed any such materials or copies of any such materials from his previous employers;

(D)    prior to leaving the employ of his most recent previous employer, the Executive did not advise any person who is doing business with his most recent previous employer of his decision to leave the employ of such employer or to become employed by the Company;

(E)    the information Executive supplied to the Company in connection with Executive’s application for employment with the Company is true, correct and complete; and

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(F)    without in any way limiting the Executive’s duty of loyalty to the Company, so long as the Executive remains employed by the Company, any and all business opportunities in the Business from whatever source that the Executive may receive or otherwise become aware of through any means shall belong to the Company, and unless the Company specifically, after full disclosure by the Executive of each and any such opportunity, waives its right in writing, the Company shall have the sole right to act upon any of such business opportunities as the Company deems advisable.

3.    Compensation. Subject to the terms and conditions of the Agreement, as compensation for Executive’s services performed pursuant to the Agreement, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, the following compensation during the term of Executive’s employment with the Company:

(A)    Base Salary. A base salary of $200,000.00 (the “Base Salary”), such Base Salary to commence on the Start Date and shall be payable in periodic equal installments in accordance with the normal payroll practices of the Company, but in no event less often than monthly. The Executive’s Base Salary will be subject to modification during the Executive’s employment in accordance with the Company’s practices, policies, and procedures but will not be reduced without Executive’s mutual agreement.

(B)    Equity Awards. Executive shall also be entitled to an issuance of a Stock Option (the "Option"). Such stock option plan is being considered by the Board of Directors.

(C)    Bonuses. In addition to the Executive's annual Base Salary, during the term of the Executive's employment hereunder, the Executive shall be entitled only to such bonuses or additional compensation as may be granted to the Executive by the Board of Directors, in its sole discretion.

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(D)    Stock Grants. The vesting of any unvested shares of common stock, preferred stock or shares underlying stock options held by Executive are subject to the continued employment with the Company by Executive, provided, however, all shares that have not vested shall vest immediately in the event the Executive is terminated by the Company without Cause, the Executive resigns for Good Reason, there is a Change in Control or a Merger Event, any unvested common shares, preferred shares or stock option shares held by Executive shall immediately vest to the Executive. Change in Control is defined as a transaction (other than an offering of the Company’s common stock through a registration statement filed with the Securities and Exchange Commission or through a private placement memorandum) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an Executive benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company possessing fifty percent (50%) or more of the total combined voting power of the Company’s securities outstanding immediately after such acquisition. Notwithstanding the foregoing, a transaction shall not constitute a “Change in Control” if: (i) its sole purpose is to change the state or Country of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (iii) it constitutes the Company’s initial public offering of its securities; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise). A Merger Event is the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination or (B) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or (C) the acquisition of assets or stock of another entity, whereby any “person” or related “group” of “persons” directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company possessing fifty percent (50%) or more of the total combined voting power of the Company’s securities outstanding immediately after such event.

(E)    Other Benefits. The Executive shall be eligible to participate in such pension, life insurance, health insurance, disability insurance and other benefit plans, if any, which the Company may from time to time make available to similar-level employees. The Company will reimburse Executive’s self-enrolled healthcare/medical insurance plan.

(F)    Vacation. Executive shall be entitled to four (4) weeks of paid vacation during each successive one year period of his employment by the Company, which vacation time shall be taken at such time or times in each such one year period so as not to materially and adversely interfere with the performance of his responsibilities under this Agreement. Executive shall be entitled to carry over any unused vacation time from one year to the next.

4.    Business Expenses. Subject to Executive obtaining prior written approval of expenses and substantiation of authorized expenses in accordance with Company policy and applicable tax laws, during the term of Executive’s employment with the Company, the Company will reimburse Executive, or cause Executive to be reimbursed, for the ordinary and necessary business expenses authorized by an employee appointed by the Board of Directors.

5.    Term; Termination.

(A)    The term ("Term") of the Agreement shall commence on the Start Date and shall continue through the third anniversary of the Start Date. Executive may terminate the Agreement for Good Reason (as defined below) at any time upon 60 days’ written notice to Company, provided the Good Reason has not been cured within such period of time. The Company may terminate its employment of Executive under the Agreement for Cause (as defined below) at any time by written notice to Executive.

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(B)    As used in the Agreement, the term “Good Reason” shall mean any reduction in his then-current Salary, failure to pay or provide required Salary, the voluntary or involuntary dissolution of Company, the filing of a petition in bankruptcy by Company or upon an assignment for the benefit of creditors of the assets of Company or a material breach of the provisions of the Agreement by the Company.

(C)    As used in the Agreement, the term “Cause” shall mean any of the following:

(i)	the Executive’s intentional falsification (actual or attempted) of records or results of the Company; the Executive’s theft or embezzlement, or attempted theft or embezzlement, of money or material property of the Company; the Executive’s perpetration or attempted perpetration of fraud, or the Executive’s participation in a fraud or attempted fraud, on the Company; Executive’s violation of the laws and regulations prohibiting insider trading, including but not limited to disclosing material non-public information concerning the Company to any third party who is not an officer or director of the Company; or the Executive’s misappropriation, or attempted misappropriation, of any material tangible or intangible assets or property of the Company;

(ii)	any act or omission by the Executive that constitutes a breach of the duty of loyalty to the Company, including but not limited to any undisclosed conflict of interest or violation of Section 2 hereof or of any written conflict of interest policy of the Company in effect at the time the conduct occurs;

(iii)	the Executive’s conviction of or plea of no contest to a felony, the Executive’s commission of an act of moral turpitude that would be reasonably expected to, or that does, damage the reputation of the Company or materially undermines the Executive’s ability to lead the Company as its chief executive officer, or the Executive’s sexual or other prohibited harassment of, or prohibited discrimination against, any employee of the Company;

(iv)	the Executive’s illegal use of controlled substances, or the Executive’s abuse of alcohol that adversely affects the Executive’s performance for the Company;

(v)	the Executive’s refusal or failure to carry out a lawful directive of the Board of Directors that has been communicated to Executive; or

(vi)	a material breach by the Executive of any of the provisions of the Agreement.

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(D)    Payments to Executive Upon Termination of the Agreement.

(i)	In the event the Agreement is terminated prior to the expiration of the Term by the Company without Cause or by the Executive with Good Reason, the Company shall pay to Executive the amounts set forth in this Section within ninety (90) days of the effective date of termination: (i) an amount equal to Executive’s accrued but unpaid Base Salary and earned but unpaid Bonus prior to the Termination Date; (ii) reimbursement for any reimbursable business expenses incurred in accordance with the Agreement prior to the Termination Date; and (iii) the Executive’s Salary for a period of one (1) year. Further, any equity bonus shall vest as set forth under Section 3 of the Agreement.

(ii)	In the event the Agreement is terminated prior to the expiration of the Term by the Company for Cause, due to Executive’s death or Disability or by the Executive without Good Reason, the Company shall pay to Executive the amounts set forth in this Section: (i) accrued but unpaid Salary and earned but unpaid Bonus prior to the Termination Date; and (ii) reimbursement for any reimbursable business expenses incurred in accordance with the Agreement prior to the Termination Date.

(iii)	Upon expiration of the Term if the Agreement shall not be renewed, the Company shall pay to Executive the amounts set forth in this Section: (i) all of Executive’s accrued but unpaid Base Salary and earned but unpaid Bonus; and (ii) reimbursement for any reimbursable business expenses incurred in accordance with the Agreement prior to the end of the Term.

The Company’s obligations under this Section shall survive termination of the Agreement.

6.    Use. By signing the Agreement, Executive grants the Company and its agents the right and license, without further compensation to Executive, to use, publish, display and distribute, as often as desired in connection with the businesses of the Company, Executive’s name, biographical information, likeness and any photographs or videos that are taken of Executive during Executive’s employment by the Company or any photographs that Executive supplies to the Company. Executive may inspect and approve such uses of Executive’s name, biography, likeness and photographs and videos, which inspection and approval shall not be unreasonably withheld, delayed, or conditioned.

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7.	Confidential Information. Executive acknowledges and agrees that:

(A)    during the course of Executive’s employment with the Company, Executive will learn about, will develop and help to develop, and will be entrusted in strict confidence with confidential and proprietary information and trade secrets that are owned by the Company and that are not available to the general public or the Company’s competitors, including (1) its business operations, finances, balance sheets, financial projections, tax information, accounting systems, value of properties, internal governance, structures, plans (including strategic plans and marketing plans), shareholders, directors, officers, employees, contracts, client characteristics, idiosyncrasies, identities, needs, and credit histories, referral sources, suppliers, development, acquisition, and sale opportunities, employment, personnel, and compensation records and programs, confidential planning and/or policy matters, and/or other matters and materials belonging to or relating to the internal affairs and/or business of the Company, (2) information that the Company is required to keep confidential in accordance with confidentiality obligations to third parties, (3) communications between the Company, its officers, directors, shareholders, members, partners, or employees, on the one hand, and any attorney retained by the Company for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or his representation of the Company, on the other hand, and (4) other matters and materials belonging to or relating to the internal affairs and/or business of the Company, including information recorded on any medium that gives it an opportunity to obtain an advantage over its competitors who do not know or use the same or by which the Company derives actual or potential value from such matter or material not generally being known to other persons or entities who might obtain economic value from its use or disclosure (all of the foregoing being hereinafter collectively referred to as the “Confidential Information”);

(B)    the Company has developed or purchased or will develop or purchase the Confidential Information at substantial expense in a market in which the Company faces intense competitive pressure, and the Company has kept and will keep secret the Confidential Information;

(C)    nothing in the Agreement shall be deemed or construed to limit or take away any rights or remedies the Company may have, at any time, under statute, common law or in equity or as to any of the Confidential Information that constitutes a trade secret under applicable law.

8.    Confidentiality Covenants. To the extent that Executive developed or had access to Confidential Information before entering into the Agreement, Executive represents and warrants that he has not used for his own benefit or for the benefit of any other person or entity other than the Company, and Executive has not disclosed, directly or indirectly, to any other person or entity, any of the Confidential Information. Unless and until the Confidential Information becomes publicly known through legitimate means or means not involving any act or omission by Executive:

(A)    The Confidential Information is, and at all times shall remain, the sole and exclusive property of the Company;

(B)     except as otherwise permitted by the Agreement, Executive shall use commercially reasonable efforts to guard and protect the Confidential Information from unauthorized disclosure to any other person or entity;

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(C)    Executive shall not use for Executive’s own benefit, or for the benefit of any other person or entity other than the Company, and shall not disclose, directly or indirectly, to any other person or entity, any of the Confidential Information; and

(D)    Except in the ordinary course of the Company’s businesses, Executive shall not seek or accept any of the Confidential Information from any former, present, or future employee of any of the Company.

9.    Intellectual Property Rights.

(A)    As used in the Agreement, the term “Inventions” means all procedures, systems, formulas, recipes, algorithms, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, computer programs of any kind, discovered, conceived, reduced to practice, developed, made, or produced, or any improvements to them, and shall not be limited to the meaning of “invention” under the United States patent laws. Executive agrees to disclose promptly to the Company any and all Inventions, whether or not patentable and whether or not reduced to practice, conceived, developed, or learned by Executive during the Executive’s employment with the Company or during a period of one hundred eighty (180) days after the effective date of termination of Executive’s employment with the Company for any reason, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research, investigations, products, or services of the Company, or which result, to any extent, from use of the premises or property of the Company (each a “Company Invention”). Executive acknowledges and agrees that the Company is the sole owner of any and all property rights in all such Company Inventions, including the right to use, sell, assign, license, or otherwise transfer or exploit the Company Inventions, and the right to make such changes in them and the uses thereof as the Company may from time to time determine. Executive agrees to disclose in writing and to assign, and Executive hereby assigns, to the Company, without further consideration, Executive’s entire right, title, and interest (throughout the United States and in all foreign countries) free and clear of all liens and encumbrances, in and to all such Company Inventions, which shall be the sole property of the Company, whether or not patentable. This Section 12 does not apply to any Inventions: (1) for which no equipment, supplies, facility, or Confidential Information of the Company were used; (2) that were developed entirely on Executive’s own time; and (3) that do not relate at the time of conception or reduction to practice to the current business of the Company or its actual or demonstrably anticipated research or development, or which do not result from any work performed by Executive for the Company.

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(B)     Executive acknowledges and agrees that all materials of the Company, including slides, PowerPoint or Keynote presentations, books, pamphlets, handouts, audience participation materials and other data and information pertaining to the business and clients of the Company, either obtained or developed by Executive on behalf of the Company or furnished by the Company to Executive, or to which Executive may have access, shall remain the sole property of the Company and shall not be used by Executive other than for the purpose of performing under the Agreement, unless a majority of the Board of Directors (the “Majority Board”) provides their prior written consent to the contrary.

(C)    Unless the Majority Board otherwise agrees in writing, Executive acknowledges and agrees that all writings and other works which are copyrightable or may be copyrighted (including computer programs) which are related to the present or planned businesses of the Company and which are or were prepared by Executive during the Executive’s employment with the Company are, to the maximum extent permitted by law, deemed to be works for hire, with the copyright automatically vesting in the Company. To the extent that such writings and works are not works for hire, Executive hereby disclaims and waives any and all common law, statutory, and “moral” rights in such writings and works, and agrees to assign, and hereby does assign, to the Company all of Executive’s right, title and interest, including copyright, in such writings and works.

(D)    Nothing contained in the Agreement grants, or shall be deemed or construed to grant, Executive any right, title, or interest in any trade names, service marks, or trademarks owned by the Company (all such trade names, service marks, and trademarks being hereinafter collectively referred to as the “Marks”). Executive may use the Marks solely for the purpose of performing his duties under the Agreement. Executive agrees that he shall not use or permit the use of any of the Marks in any other manner whatsoever without the prior written consent of the Majority Board.

(E)    Executive further agrees to reasonably cooperate with the Company hereafter in obtaining and enforcing patents, copyrights, trademarks, service marks, and other protections of the Company’s rights in and to all Company Inventions, writings and other works. Without limiting the generality of the foregoing, Executive shall, at any time during and after his employment with the Company, at the Company’s reasonable request, execute specific assignments in favor of the Company, or its nominee, of Executive’s interest in any of the Company Inventions, writings or other works covered by the Agreement, as well as execute all papers, render all reasonable assistance, and perform all lawful acts which the Company reasonably considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patents, trademarks, service marks, copyrights and other protections, and any applications for any of the foregoing, of the United States or any foreign country for any Company Inventions, writings or other works, and for the transfer of any interest Executive may have therein. Executive shall execute any and all papers and documents required to vest title in the Company or its nominees in any Company Inventions, writings, other works, patents, trademarks, service marks, copyrights, applications and interests to which the Company is entitled under the Agreement.

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10.  Remedies. Without limiting any of the other rights or remedies available to the Company at law or in equity, Executive agrees that any actual or threatened violation of any of the provisions of Sections 8, 9, or 10 may be immediately restrained or enjoined by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary, or final injunctions may be issued in any court of competent jurisdiction without notice and without bond. As used in the Agreement, the term “any court of competent jurisdiction” shall include the state and federal courts sitting, or with jurisdiction over actions arising, in Monmouth County, in the State of New Jersey the jurisdiction, venue, and convenient forum of which are hereby expressly CONSENTED TO by Executive and the Company, all objections thereto being expressly WAIVED by Executive and the Company. Notwithstanding anything to the contrary contained in the Agreement, the provisions of Sections 2 and 7 through 12 of the Agreement shall survive the termination of the term of Executive’s employment with the Company for any reason.

11.  Independent Covenants. The restrictive covenants and provisions contained in Sections 8, 9 and 10 above shall be construed as agreements which are independent of any other provision of the Agreement or any other understanding or agreement between the parties, and the existence of any claim or cause of action of Executive against the Company, of whatsoever nature, shall not constitute a defense to the enforcement by the Company of the covenants contained in the Agreement. Executive agrees to indemnify and hold the Company harmless from and against any and all claims, demands, actions, losses, liabilities, costs, damages and expenses (including reasonable attorneys’ fees and court costs) which the Company suffers, sustains, or incurs as a result of, in connection with or arising out of Executive’s material breach of any of the provisions of the Agreement, or the efforts of the Company to enforce the terms of the Agreement, including the restrictive covenants contained in the Agreement.

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12.  Maximum Enforcement. It is the desire of the parties that the provisions of Sections 8 through 12 of the Agreement be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, without in any way limiting the general applicability of Sections 13(G) and 13(I) of the Agreement, if any particular portion of Sections 9, 10, 11, or 12 of the Agreement shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalid under such laws or public policies, such Section or Sections shall be deemed amended to delete therefrom such portion so adjudicated, such deletion to apply only with respect to the operation of such Sections or Sections in the particular jurisdiction so adjudicating on the parties and under the circumstances as to which so adjudicated and only to the minimum extent so required, and the parties shall be deemed to have substituted for such portion deleted words which give the maximum scope permitted under applicable law to such Section or Sections. In the event of litigation between Executive and the Company, Executive undertakes to and shall, upon request of the Company, stipulate in such litigation to any and all of the representations, warranties, and acknowledgments that Executive has made in the Agreement.

13.  Miscellaneous.

(A)    Each party agrees to cooperate with the other and to execute and deliver all such additional documents and instruments, and to take all such other action, as the other party may reasonably request from time to time to effectuate the provisions and purposes of the Agreement.

(B)    Whenever the term “include,” “including,” or “included” is used in the Agreement, it shall mean including without limiting the foregoing. The recitals to the Agreement are, and shall be construed to be, an integral part of the Agreement. Any and all exhibits attached to the Agreement are incorporated by reference and constitute a part of the Agreement as if set forth in the Agreement in their entirety.

(C)    Except as otherwise provided in the Agreement, all notices, requests, consents, and other communications required or permitted under the Agreement shall be in writing and signed by the party giving notice, and shall be deemed to have been given when hand-delivered by personal delivery, or by Federal Express or similar courier service, or three (3) business days after being deposited in the United States mail, registered or certified mail, with postage prepaid, return receipt requested, addressed as follows:

If to the Company:

83 South Street, Suite 101

Freehold, New Jersey 07728

If to the Executive:

6 Clinton Court

Staten Island, NY 10301

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or to such other address as either party may designate for himself or itself by notice given to the other party from time to time in accordance with the provisions of the Agreement.

(D)    The Agreement is personal to the Executive, and the Executive may not assign it or his rights under it. The Company may assign the Agreement, including Executive’s confidentiality and other obligations under Sections 8, 9 and 10 of the Agreement, along with the Company’s rights and remedies contained in Sections 9 through 12 of the Agreement, to any entity controlling, controlled by, or under common control with the Company, or to any entity succeeding to the portion of the business that includes employee’s primary job functions, substantially all of the business of the Company, or substantially all of the assets of the Company. Subject to the foregoing, the Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal and legal representatives, successors and assigns.

(E)    No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. The waiver of any breach or condition of the Agreement by either party shall not constitute a precedent in the future enforcement of any of the terms and conditions of the Agreement.

(F)    The headings of Sections and Subsections contained in the Agreement are merely for convenience of reference and shall not affect the interpretation of any of the provisions of the Agreement. The Agreement is deemed to have been drafted jointly by the parties, and any uncertainty or ambiguity shall not be construed for or against either party as an attribution of drafting to either party. Whenever the context so requires, the singular shall include the plural and vice versa. All words and phrases shall be construed as masculine, feminine or neuter gender, according to the context.

(G)    Whenever possible, each provision of the Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provision of the Agreement or the application of such provision to other parties or circumstances.

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(H)    All discussions, correspondence, understandings, and agreements heretofore had or made between the parties relating to its subject matter are superseded by and merged into the Agreement, which alone fully and completely expresses the agreement between the parties relating to its subject matter, and the same is entered into with no party relying upon any statement or representation made by or on behalf of any party not embodied in the Agreement, provided, however, that, any previous requirements that Executive not disclose or use information of or concerning the Company that is confidential shall remain in full force and effect. Any modification of the Agreement may be made only by a written agreement signed by both of the parties to the Agreement.

(I)    The parties acknowledge and agree that the Company is headquartered in New Jersey. The parties further acknowledge and agree that, to promote uniformity in the interpretation of this and similar agreements, the validity, construction, and enforceability of the Agreement shall be governed in all respects by the internal laws of New Jersey applicable to agreements made and to be performed entirely within New Jersey, without regard to the conflicts of laws principles of New Jersey or any other state.

(J)    All payments to Executive under the Agreement shall be subject to such deductions for applicable withholding taxes, social security, employee benefits, and the like as required or permitted by applicable law. Executive recognizes and agrees that he may be paid under the Agreement and also employed by a payroll entity affiliated with the Company.

(K)    The Agreement may be executed in any one or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced, and all of which, when taken together, shall constitute but one and the same instrument. For purposes of finalizing the Agreement, the signature of any party on the Agreement, or any amendment hereto, transmitted electronically may be relied upon as if such document were an original document.

(L)    The parties represent and warrant to each other that they have read the Agreement in its entirety, that they understand the terms of the Agreement and understand that the terms of the Agreement are enforceable, that they have had ample opportunity to negotiate with each other with regard to all of its terms, that they have entered into the Agreement freely and voluntarily, that they intend to and shall be legally bound by the Agreement, and that they have full power, right, authority, and competence to enter into and execute the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first above written.

AVALON GLOBOCARE CORP.

By:	/s/ Meng Li
Name: Meng Li
Title: Chief Operating Officer

/s/ David Jin
David Jin, M.D., Ph.D.

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